EXHIBIT 10.1

FORM AGREEMENT

AMENDED AND RESTATED

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”), made and entered into as of the        day of             , 20     (the “Effective Date”), between Reddy Ice Corporation, a Nevada corporation (the “Company”), and                     , an individual residing at the address set forth on Exhibit A attached hereto (the “Executive”).

WHEREAS, the Company is a wholly-owned subsidiary of Reddy Ice Holdings, Inc., a Delaware corporation (the “Parent”); and

WHEREAS, the Company and Executive previously entered into a Severance Agreement dated as of                      (the “Prior Agreement”); and

WHEREAS, the parties acknowledge and agree that this Agreement shall replace and supersede the Prior Agreement in its entirety; and

WHEREAS, the Company and the Executive desire to enter into this Agreement in order to continue to provide certain benefits to the Executive in the event of Executive’s severance from employment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Termination of Employment.  In the event the Executive’s employment terminates for the reasons set forth in this Section 1, the Executive shall only be entitled to the payments provided for in Section 2.

1.1           Termination upon Death.  The Executive’s employment shall terminate as of the date of the Executive’s death.

1.2           Termination upon Disability.  If the Executive becomes Disabled, the Company may terminate the Executive’s employment by written notice to the Executive, in which event the Executive’s employment shall terminate ten (10) days after the date upon which the Company has given notice to the Executive of its intention to terminate the Executive’s employment.

1.3           Termination by the Company for Cause.  The Company may terminate the Executive’s employment at any time for “Cause” by written notice to the Executive.  For purposes of this Agreement, “Cause” shall mean any of the following: if the Executive (i) is convicted of, or pleads guilty to, a felony or a crime involving moral turpitude, (ii) engages in independently verified, continuing and unremedied substance abuse involving drugs or alcohol, (iii) performs an action or fails to take an action that, in the reasonable judgment of a majority of the disinterested members of the Board, constitutes willful dishonesty, larceny, fraud or gross negligence by the Executive in the performance of the Executive’s duties to the Company, or makes a knowing or reckless misrepresentation (including by omission of any material adverse information) to shareholders, directors or officers of the Parent, (iv) willfully and repeatedly fails, after ten (10) business days notice, to materially follow the written policies of the Company or instructions of the Board or (v) materially breaches any agreement to which the Executive and the Company or any of its Subsidiaries are a party, or materially breaches any written policy, rule or regulation adopted by the Company or any of its Subsidiaries relating to compliance with securities laws or other laws, rules or regulations and such breach is not cured by the Executive or waived in writing by the Company within thirty (30) days after written notice of such breach to the Executive.

1.4           Termination by the Company without Cause.  The Company may terminate the Executive’s employment at any time, without Cause, upon thirty (30) days’ written notice from the Company to the Executive.

1.5           Termination by the Executive without Good Reason.  The Executive may terminate the Executive’s employment at any time, without Good Reason (i.e., the Executive’s voluntary termination), upon thirty (30) days’ written notice from the Executive to the Company.

1.6           Termination by the Executive for Good Reason.  The Executive may terminate the Executive’s employment for Good Reason upon thirty (30) days’ written notice from the Executive to the Company.

2.             Severance Payments.

2.1           Severance Payments Upon Termination for Disability, by the Company without Cause or by the Executive for Good Reason.  If the Executive’s employment is terminated with the Company pursuant to Sections 1.2, 1.4 or 1.6 hereof prior to a Change in Control, the Executive shall be entitled to a severance payment equal to          of the Executive’s annual Base Salary then in effect, which shall be paid in a lump sum within 30 days after the Executive’s termination of employment, without offset for other earnings plus the Prorated Bonus (as defined below); provided, however, that if such termination occurs within 24 months after a Change in Control, the Executive shall be entitled to the following:

2.1.1        a severance payment equal to        times the Executive’s Base Salary then in effect, which shall be paid in a lump sum within 30 days after the Executive’s termination of employment;

2.1.2        continued participation in the Company’s health and welfare plans for a period of eighteen (18) months (coincident with COBRA continuation coverage) for himself and his dependents to the extent such continued participation is permitted by the terms of such plans provided that (i) he shall pay the premiums for such benefits at rates assessed for active employees, (ii) nothing contained herein shall require the Company to maintain any group benefit plans for its employees or prevent the Company from modifying its group benefit plans or contribution level for its employees and (iii) nothing contained herein shall require the Company to secure new benefit plans to provide any such benefits;

2.1.3        a pro rata portion of the Executive’s performance bonus for the year in which the Executive’s termination of employment occurs (prorated for the portion of such year in which Executive was an active employee of the Company); provided that such prorated bonus shall only be payable if and to the extent that the performance criteria for such bonus are satisfied and provided further that such prorated bonus shall be payable at the time bonuses for active employees in respect of such year are paid, but, in any event, during the calendar year immediately following the calendar year to which the bonus relates (the “Prorated Bonus”); and

2.1.4        immediate and full vesting of any non-performance based options to purchase shares of the Company’s stock, restricted stock of the Company or equity grants outstanding as of the date of the Executive’s termination.

2.2           Severance Payments Upon Termination for Cause, Death or by the Executive Without Good Reason.  If the Executive’s employment with the Company is terminated pursuant to Sections 1.1, 1.3 or 1.5 hereof, the Executive shall receive only all previously earned, accrued and unpaid Base Salary and benefits from the Company and its employee benefit plans, including any such benefits under pension, disability and life insurance plans, policies (including vacation policies) and programs applicable to the Company.

2.3           Section 280G.  The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Company or any affiliate (collectively with the Contract Payments, the “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.

For purposes of this Section 2.3, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.

The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Executive.  The Accounting Firm shall submit its determination and detailed supporting calculations to both the Executive and the Company within fifteen (15) days after receipt of a notice from either the

Company or the Executive that the Executive may receive payments which may be “parachute payments.”  If the Accounting Firm determines that a reduction is required by this Section 2.3, the cash portion of the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive.  If the Accounting Firm determines that none of the Total Payments, after taking into account any reduction required by this Section 2.3, constitutes a “parachute payment” within the meaning of Section 280G of the Code, it will, at the same time as it makes such determination, furnish the Executive and the Company an opinion that Executive has substantial authority not to report any excise tax under Section 4999 of the Code on his federal income tax return.

The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 2.3.  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 2.3 shall be borne by the Company.

2.3           Section 409A Compliance.

(i)                2.3.1        General Compliance.  This Agreement is intended to be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (collectively referred to herein as “Code Section 409A”).  The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A of the Code.  The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Code Section 409A; however, the Company does not guarantee any particular tax effect to Executive under this Agreement, and shall not be liable to Executive for any payment made under this Agreement at the direction or consent of Executive, which is determined to result in an additional tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee,” as described in Code Section 409A, and as determined by the Company in accordance with its procedures, by which determination Executive shall be bound, any payment of “deferred compensation” as defined under Code Section 409A, after giving effect to the exemptions available under Code Section 409A, shall be made on the first business day of the seventh month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following the Executive’s death.  With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

2.3.2        Separation from Service.  “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

3.             Non-Solicitation and Confidentiality Agreement

The Executive hereby confirms and acknowledges that the Executive is subject to the provisions set forth in the Employee Non-Disclosure, Assignment, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit B (the “Non-Disclosure Agreement”).  The provisions of this Agreement shall apply where there is a conflict between this Agreement and the Non-Disclosure Agreement.

4.             Other Provisions.

4.1           Notices.  Notice under this Agreement shall be in writing and shall be deemed given when received by the party to be notified (a) when given in person, (b) on the first day after delivery to Federal Express or other overnight courier, postage prepaid and (c) upon transmission by telecopier with confirmation by United States mail, in each case at the address for the intended recipient as set forth below:

(i)            if to the Company, to:

Reddy Ice Corporation
8750 North Central Expressway, Suite 1800
Dallas, Texas 75231
Telecopier:  (214) 528-1532
Attention:  Chairman of the Board

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention:              Roger Meltzer, Esq.

(ii)           if to the Executive, to the Executive at the address set forth on Exhibit A attached hereto or to the telecopier number set forth below:

Telecopier:  (214) 528-1532

4.2           Entire Agreement.  This Agreement (and the Exhibits attached hereto including the Non-Disclosure Agreement) contains the entire agreement between the parties with respect to the specific subject matter hereof and replaces and supersedes any and all prior employment contracts and other related agreements, written or oral, with respect thereto, as well as any and all entitlements which have accrued as of the date of this Agreement that the Executive may otherwise have with or derive from the Company.  This Agreement should be read in conjunction with any agreements providing for compensation to the Executive pursuant to the Company’s long-term incentive plans and any indemnification agreements between the Company and the Executive.

4.3           Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4.4           Governing Law.  This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Texas, without giving effect to the principles of conflicts of law.

4.5           Arbitration.  Any dispute or controversy arising out of or in connection with this Agreement or the Executive’s employment or the termination thereof, including, but not limited to, any claim of discrimination under federal or state law, shall be subject to and settled exclusively by binding arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction and reasonable attorneys’ fees and shall be awarded to the prevailing party.  The arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 4.5 based on the arbitrators’ assessment of the merits of the positions of the parties.

4.6           Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and any heirs, successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.7           Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; provided, however, that such rights and obligations shall be enforceable by the Executive’s legal representatives, heirs and other successors in interest.  The Company shall assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether direct or indirect, by purchase, merger, consolidation or otherwise.

4.8           Number and Gender.  As used herein, the singular shall include the plural and vice versa and words used in one gender shall include all others as appropriate.

4.9           Withholding of Taxes.  The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.10         Definitions.  For purposes of this Agreement:

(i)            “Base Salary” shall mean means Executive’s annual base salary, which is $                 as of the date of this Agreement, as such amount may be changed and in effect from time to time.  Notwithstanding the foregoing, Base Salary shall be determined without regard to any change that would constitute Good Reason.

(ii)           “Change in Control” shall mean the earliest to occur of any of the following events on or before the third anniversary of the Effective Date:  a (a) Change in Ownership of the Company, (b) Change in Board Membership, (c) Change in the Ownership of Assets of the Company, or (d) a Merger, Consolidation, or Reorganization as described herein:

(a)           A Change in Ownership of the Company shall occur on the date that any one Person or Persons Acting as a Group acquires ownership of (or has acquired ownership during the 12 month period ending on the date of the most recent acquisition by such Person) more than 30% of the total voting power of the capital stock of the Company (except with respect to the occurrence of a Merger, Consolidation, or Reorganization as provided for in paragraph (d) below).

(b)           A Change in Board Membership shall occur on the date a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

(c)           A Change in the Ownership of Assets of the Company shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d)           A Merger, Consolidation, or Reorganization shall occur on the date of any merger, consolidation or reorganization involving Company immediately after which Persons Acting as a Group who hold more than a majority of the total voting power of the capital stock represented by outstanding voting securities of the surviving entity are not Persons who held outstanding voting securities of Company immediately prior to such transaction.

The following rules of construction apply in interpreting the definition of Change in Control:

(A)          A Person means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the capital stock of the Company in a registered public offering.

(B)           Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)           A Change in Control shall not include a transfer to a related person.

(D)          For purposes of this paragraph, Code section 318(a) applies to determine stock ownership.  Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(ii)           “Disabled” or “Disability” shall mean, with respect to the Executive, (a) the occurrence of a period of 90 consecutive days or 180 out of 360 consecutive days during which the Executive is unable to perform the Executive’s duties due to a mental or physical impairment or (b) a determination of disability due to mental or physical impairment by an agreed upon medical practitioner selected by the Company and the Executive, that it is reasonably likely that an impairment exists with respect to the Executive which will, with the passage of time, satisfy clause (a). If the Company and the Executive are unable to agree upon a medical practitioner, each shall select a medical practitioner and such practitioners shall jointly select another medical practitioner who shall determine whether or not there is a disability.  If the two practitioners chosen by the Company and the Executive are unable to agree upon the third practitioner, the American Arbitration Association in Dallas, Texas shall select a medical practitioner.

(iii)          “Good Reason” shall mean a separation from service (with the meaning of Treasury Regulation Section 1.409A-1(h)) within 1 year following the initial existence of one or more of the following conditions arising without Executive’s consent:  (1) a material diminution in Executive’s Base Salary; (2) a material diminution in Executive’s title, authority, or responsibility; (3) relocation of Executive to an office more than 50 miles from Executive’s office on the Employment Date; or (4) a material breach by the Company of this Agreement.  Before terminating employment for Good Reason, Executive must provide notice of the existence of the condition within 90 days following the initial existence of such condition.  Company shall have a period of thirty 30 days after receipt of such notice to correct the situation (and thus prevent Executive’s termination for Good Reason).  Upon the expiration of the thirty (30) day period without cure by the Company, Executive shall be entitled to terminate for Good Reason.

4.11         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.12         Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:
REDDY ICE CORPORATION

By:

Name:
Title:

Executive: